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                                                                     EXHIBIT 5.1

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]

                                February 1, 1999

Board of Directors
Santa Fe Energy Resources, Inc.
1616 South Voss Road
Houston, Texas 77057

Ladies and Gentlemen:

   We have acted as counsel to Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), in connection with the proposed issuance by Santa Fe of up to 73,695,219 shares (the "Shares") of common stock, par value $.01 per share, of Santa Fe. The Shares are proposed to be offered to holders of common stock of Snyder Oil Corporation, a Delaware corporation ("Snyder"), in connection with the merger of Snyder with and into Santa Fe with Santa Fe as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of January 13, 1999 between Snyder and Santa Fe (the "Merger Agreement"). This opinion is being delivered in connection with Santa Fe's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended, pursuant to the Merger Agreement.

   As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

   Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Santa Fe to shareholders of Snyder as described in the Merger Agreement have been validly authorized and, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

   We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          /s/ ANDREWS & KURTH L.L.P.